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                                                    Exhibit 77(D)
                          The Universal Institutional Funds, Inc.
                                  Emerging Markets Debt Portfolio

     Effective September 8, 2006, the following investment policy change  took  effect  for Morgan Stanley Universal  Institutional
Funds, Inc. Emerging Markets Debt Portfolio (the "Portfolio"):

     The  Portfolio  may enter into cross currency hedges,  which involve the sale of one currency against the positive exposure to a  different  currency.  Cross currency hedges may  be  used  for hedging  purposes  or  to  establish an active  exposure  to  the exchange rate between any two currencies.